EXHIBIT 23.2


                        Consent of KPMG Peat Marwick LLP


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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Astoria Financial Corporation

We consent to incorporation by reference in the registration statement of Form S-8 of Astoria Financial Corporation of our report dated January 23, 1997, relating to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Astoria Financial Corporation.

                                          /s/ KPMG Peat Marwick LLP

New York,  New York
September 30, 1997